Exhibit 10.1

EXECUTION VERSION

RECEIVABLES FINANCING AGREEMENT

Dated as of July 28, 2025

by and among

CORE RECEIVABLE COMPANY, LLC (F/K/A ARCH RECEIVABLE COMPANY, LLC),

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as LC Bank,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CORE SALES, LLC (F/K/A CORE SALES, INC.),

as initial Servicer,

and

PNC CAPITAL MARKETS LLC, as Structuring Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

EXHIBITS

EXHIBIT A	–	Form of [Loan Request] [LC Request]
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C		Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Form of Assumption Agreement
EXHIBIT E	–	Form of Letter of Credit Application
EXHIBIT F	–	Credit and Collection Policy
EXHIBIT G	–	Form of Information Package
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Closing Memorandum
EXHIBIT J-1	–	Form of Weekly Report
EXHIBIT J-2	–	Form of Daily Report
EXHIBIT K	–	Credit Insurance Policies

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	–	Notice Addresses

-iv-

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 28, 2025 by and among the following parties:

(i) CORE RECEIVABLE COMPANY, LLC (F/K/A ARCH RECEIVABLE COMPANY, LLC), a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii) the Persons from time to time party hereto as Lenders;

(iii) PNC BANK, NATIONAL ASSOCIATION, as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”);

(iv) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(v) CORE SALES, LLC (F/K/A CORE SALES, INC.), a Delaware corporation, in its individual capacity (“Core”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(vi) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

This Agreement amends and restates in its entirety, as of the Closing Date, the Third Amended and Restated Receivables Purchase Agreement, dated as of October 5, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”), among each of the parties hereto. Upon the effectiveness of this Agreement, the terms and provisions of the Prior Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Prior Agreement by this Agreement, (i) the Borrower and Servicer shall continue to be liable to PNC, Regions and any other Borrower Indemnified Party, Servicer Indemnified Party or Affected Person (as such terms are defined in the Prior Agreement) for fees and expenses which are accrued and unpaid under the Prior Agreement on the date hereof (collectively, the “Prior Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Prior Agreement shall remain in full force and effect as security for such Prior Agreement Outstanding Amounts until such Prior Agreement Outstanding Amounts shall have been paid in full. Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Prior Agreement.

The Borrower has acquired, and will acquire from time to time, Receivables from the Transferor pursuant to the Sale and Contribution Agreement. The Transferor has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Borrower has requested (a) that the Lenders make Loans from time to time to the Borrower and (b) the LC Bank to issue Letters of Credit for the account of the Borrower from time to time, in each case, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon no less than sixty (60) days prior written notice to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any Lien other than a Permitted Lien.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting stock, by agreement or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) other anti-corruption and anti-bribery laws and regulations of any applicable jurisdiction.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, including the PATRIOT Act and regulations of OFAC.

“Applicable Law” means, with respect to any Person, any Law (x) that is applicable to such Person or any of its property, (y) to which such Person is a party or (z) by which any of such Person’s property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Arch Tax Exempt Bonds” shall mean those certain Waste Disposable Facility Revenue Bonds (Arch Resources Project), Series 2020 and Series 2021 issued pursuant the Arch Tax Exempt Bonds Indenture in an aggregate principal amount not to exceed $98,075,000.

“Arch Tax Exempt Bonds Indenture” shall mean that certain Indenture of Trust, dated as of June 1, 2020, between the West Virginia Economic Development Authority and the Arch Tax Exempt Bonds Trustee, as in effect on the Amendment No. 6 Effective Date.

“Arch Tax Exempt Bonds Trustee” shall mean Citibank, N.A., as trustee under the Arch Tax Exempt Bonds Indenture.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means all reasonable and documented fees, costs, expenses and disbursements of any external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the Prime Rate;

(b) 0.50% per annum above the latest Overnight Bank Funding Rate; and

(c) 1.00% per annum above Daily Simple SOFR, so long as Daily Simple SOFR is offered, ascertainable and not unlawful;

provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.05(a) or Section 2.05(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (c) until the circumstances giving rise to such event no longer exist.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “Person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “Person” will be deemed to have beneficial ownership of all securities that such “Person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations (including the Reimbursement Obligation), and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, reimbursement for drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Adjusted LC Participation Amount at such time, plus (C) the Aggregate Interest at such time, plus (D) the aggregate accrued and unpaid Fees at such time, plus (E) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital plus the Adjusted LC Participation Amount at such time, exceeds (b) the sum of (i) the Borrowing Base at such time plus (ii) the aggregate amount of Collections (if any) then being held by, and under the exclusive control of, the Administrative Agent, solely to the extent such Collections (x) have been applied to reduce the Outstanding Balance of the related Receivables for purposes of calculating the Borrowing Base in clause (i) above and (y) have not been applied in reduction of the Aggregate Capital or otherwise in accordance with the priorities for payment specified in Section 4.01(a).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Pittsburgh, Pennsylvania or New York City, New York; provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Loan that bears interest at a rate based on SOFR, the term “Business Day” means any such day that is also a day on which SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, or any successor website thereto.

“Capital” means, with respect to any Lender, without duplication, the sum of the aggregate amounts (i) paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, plus, the aggregate principal amount of all Participation Advances made by such Lender hereunder for the purpose of reimbursing the LC Bank for any amount drawn under any Letter of Credit, as reduced from time to time by Collections distributed and applied on account of reducing or repaying such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made. If the LC Bank funds any drawing under any Letter of Credit and the LC Bank has not been reimbursed by the Borrower or the Lenders (including by Participation Advances) for such drawing (or any portion thereof), then the LC Bank shall be deemed to have outstanding Capital in the amount of such unreimbursed drawing (or portion thereof) and shall have all rights of a Lender in respect of such Capital (including the right to receive repayment thereof and payments of Interest and Fees accrued and accruing thereon).

“Capital Stock” of any Person shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change in Control” means the occurrence of any of the following:

(a) The Transferor ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims (other than any Adverse Claim in favor of the Credit Agreement Collateral Agent or Second Lien Collateral Trustee (so long as such Person is then party to the applicable No Petition Letter));

(b) Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Originator, the Transferor or the Servicer;

(c) with respect to Parent:

(i) the consummation of any transaction (including any merger or consolidation or the acquisition of any Capital Stock) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent;

(ii) the holders of Capital Stock of the Parent shall have approved any plan of liquidation or dissolution of the Parent;

(iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent (including Equity Interests of Restricted Subsidiaries (as defined in the Revolving Credit Agreement)) and the Restricted Subsidiaries (as defined in the Revolving Credit Agreement), taken as a whole, to any Person other than a Loan Party (as defined in the Revolving Credit Agreement); or

(iv) the occurrence of a “change of control” or similar event under the Revolving Credit Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Obligor” means, at any time, an Obligor that either (a) is a debtor in a case commenced under Chapter 11 of the Bankruptcy Code and for which such case has not been converted to Chapter 7 of the Bankruptcy Code or (b) is a resident of Canada and is subject to an Insolvency Proceeding.

“Chapter 11 Obligor Receivable” means, at any time, any Receivable the Obligor of which is a Chapter 11 Obligor.

“Closing Date” means July 28, 2025.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Transferor, the Parent, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable, (d) all other proceeds of such Pool Receivable, and (e) all amounts paid by or on behalf of a Credit Insurer under any Credit Insurance Policy or in respect of any claim thereunder.

“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Core Parties in the ordinary course of their business.

“Commitment” means, with respect to any Lender, including the Lender that is the LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and to purchase participations in Letters of Credit, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.

“Commitment Percentage” means, with respect to any Lender at any time, the percentage obtained by dividing (a) such Lender’s Commitment at such time, by (b) the aggregate Commitments of all Lenders at such time; provided, however, that solely for purposes of this definition, if the Termination Date has occurred, then each Lender’s Commitment shall be deemed to be the amount of its Commitment immediately prior to the occurrence of the Termination Date.

“Concentration Percentage” means, (i) for any Group A Obligor, 25.00%, (ii) for any Group B Obligor, 20.00%, (iii) for any Group C Obligor, 10.00% and (iv) for any Group D Obligor, 5.00; provided, however, that the Administrative Agent (with the prior written consent of the Majority Lenders) may approve higher “Concentration Percentages” for selected Obligors.

“Concentration Reserve” means, at any time, the product of (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors at such time; provided, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable that is an Insured Receivable, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Credit Insurance Provider, as applicable; provided, further that with respect to any Insured Receivable, the “Obligor” thereof shall be deemed to be (i) with respect to the Insured Amount of the Outstanding Balance of any Insured Receivable, the related Eligible Credit Insurance Provider and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“[***] Receivable” means any Receivable the Obligor of which is [***] or any Affiliate thereof.

“[***] Receivables Ineligibility Period” means the period (i) beginning on the date so designated by the Administrative Agent, in consultation with Core, to the Servicer on five (5) Business Days’ written notice and (ii) ending on the date, if any, so designated by the Administrative Agent in consultation with Core.

“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and the timing of making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Consol” means CONSOL Pennsylvania Coal Company LLC, a Pennsylvania limited liability company.

“CONSOL BMT Bonds” shall mean those certain 5.75% Port Facilities Refunding Revenue Bonds (CONSOL Marine Terminals LLC. (f/k/a CNX Marine Terminals Inc.) Port of Baltimore Facility) Series 2010 due September 2025 issued pursuant to the CONSOL BMT Bonds Indenture in an aggregate principal amount not exceeding $102,865,000.

“CONSOL BMT Bonds Indenture” shall mean that certain indenture of trust, dated as of September 1, 2010 by and among Maryland Economic Development Corporation and Wells Fargo Bank, N.A., as trustee.

“CONSOL CRDA Bonds” shall mean those certain Solid Waste Disposal Revenue Bonds, Series 2021A (CONSOL Energy Inc. Project) due April 2028 issued pursuant to the CONSOL CRDA Bonds Indenture in an aggregate principal amount not exceeding $75,000,000.

“CONSOL CRDA Bonds Indenture” shall mean that certain Indenture, dated as of April 1, 2021, between the Pennsylvania Economic Development Financing Authority and the CONSOL CRDA Bonds Trustee.

“CONSOL CRDA Bonds Trustee” shall mean, Wilmington Trust, N.A., as trustee under the CONSOL CRDA Bonds Indenture.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Core Party” means each of Parent, the Transferor, each Originator, Consol, the Servicer and the Performance Guarantor.

“Covered Entity” means (a) each of Borrower, the Servicer, the Transferor, each Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is an Affiliate of a Person described in clause (a) above.

“Credit Agreement Collateral Agent” means PNC Bank, National Association, as collateral agent under the Revolving Credit Agreement.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators and the Transferor in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.

“Credit Insurance Policy” means a credit insurance policy naming the Borrower as insured and the Administrative Agent as an additional insured, which policy insures the payment of Pool Receivables owing by one or more Obligors.

“Credit Insurer” means each insurance company that provides a Credit Insurance Policy to the Borrower.

“Credit Party” means each Lender, the LC Bank and the Administrative Agent.

“Daily Report” has the meaning set forth in Section 8.01(c)(iii) to the Agreement.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators and the Transferor during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate on currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators and the Transferor during the month that is four Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment;

(b) so long as such Receivable is not an Eligible Chapter 11 Receivable, as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that has been written off the applicable Originator’s, Transferor’s or the Borrower’s books as uncollectible; or

(d) that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s, Transferor’s or the Borrower’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid to (i) fund any portion of its Loans (or the Capital thereof) or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators and the Transferor during the two most recent Fiscal Months, by (b) the Net Receivables Pool Balance as of the last day of the most recent Fiscal Month.

“Dilution Ratio” means the ratio, for any Fiscal Month, (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators and the Transferor during the Fiscal Month that is one (1) month prior to such Fiscal Month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means, on any day, the product of (a) the Dilution Horizon Ratio multiplied by (b) the sum of (i) 2.50 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) of (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Drawing Date” has the meaning set forth in Section 3.01(c)(i).

“Early Amortization Date” means any date so designated in writing by the Administrative Agent to the Borrower following the occurrence of a Material Adverse Effect with respect to the Borrower, the Performance Guarantor, the Servicer, the Originators and the Transferor, individually and in the aggregate.

“Elevated Leverage Period” means any period beginning on the date of the release of a financial statement of the Parent indicating that the Total Net Leverage Ratio calculated as of the last day of the most recent fiscal quarter of the Parent exceeded a ratio equal to the “Maximum Total Net Leverage Ratio” for such fiscal quarter set forth in Section 8.2.13(b) of the Revolving Credit Agreement minus 0.5 (the “Adjusted Maximum Total Net Leverage Ratio”) and ending on the date of the release of a financial statement of the Parent indicating that the Total Net Leverage Ratio calculated as of the last day of the most recent fiscal quarter no longer exceeds the Adjusted Maximum Total Net Leverage Ratio. For purposes of this definition, unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the Revolving Credit Agreement as in effect on the date hereof; provided, however, if after the date hereof, any term used herein (including all defined terms used within such terms) is amended or modified, then for all purposes of this definition, such term shall automatically and without further action on the part of any Person, be deemed to be also so amended or modified, if at the time of such amendment or modification, (i) Administrative Agent and Lenders (or Affiliates thereof) representing at least 66-2/3% of the aggregate Commitments of all Lenders hereunder are parties to the Revolving Credit Agreement and have consented to such amendment or modification and (ii) such amendment or modification is consummated in accordance with the terms of the Revolving Credit Agreement.

“Eligible Assignee” means (i) any Lender or any of its Affiliates and (ii) any other financial institution acceptable to the LC Bank and the Administrative Agent.

“Eligible Chapter 11 Receivable” means, at any time, any Chapter 11 Obligor Receivable for which both (a) either (I) a final order has been entered by the applicable United States Bankruptcy Court having jurisdiction over the related Chapter 11 Obligor (x) authorizing and approving assumption of the Contract that gave rise to such Chapter 11 Obligor Receivable, (y) authorizing the related Chapter 11 Obligor to perform (prior to assumption) post-petition under the terms of the Contract that gave rise to such Chapter 11 Obligor Receivable or (z) providing for a critical vendor order authorizing payment of such Chapter 11 Obligor Receivable to the extent such Receivable arises with respect to shipments of coal occurring pre-petition and, in each case, such order has not been subsequently stayed, reversed or vacated or (II) the related Obligor of which is a resident of Canada and (b) the Administrative Agent and the Majority Lenders have in their sole and absolute discretion provided written consent to the Borrower that such Chapter 11 Obligor Receivable shall constitute an “Eligible Chapter 11 Receivable”; provided, however, that the Administrative Agent or the Majority Lenders may, upon not less than five (5) Business Days’ notice to the Borrower, cancel any or all designations of Chapter 11 Obligor Receivables as Eligible Chapter 11 Receivables and thereafter such Chapter 11 Obligor Receivable(s) shall not constitute Eligible Chapter 11 Receivables for purposes of this Agreement or any other Transaction Document.

“Eligible Credit Insurance” means a Credit Insurance Policy issued by an Eligible Credit Insurance Provider, which policy (a) has been approved in writing by the Administrative Agent in its sole discretion, (b) is in full force and effect, (c) under which the Administrative Agent is an additional insured, loss-payee or bank-beneficiary (as the case may be) entitled to make, and receive payment of, insurance claims thereunder, (d) contains terms and endorsements permitting the transactions contemplated by the Transaction Documents (including with respect to the Pool Receivables insured thereby), and (e) with respect to which, all due and payable premiums have been paid in full. For the avoidance of doubt, if the Credit Insurer of such a Credit Insurance Policy ceases to be an Eligible Credit Insurance Provider, such policy shall cease to constitute Eligible Credit Insurance. As of the Closing Date, the Eligible Credit Insurance policies in effect are those policies listed on Exhibit K.

“Eligible Credit Insurance Provider” means an insurance company in the business of issuing commercial credit insurance (a) which company is not an Affiliate of Parent, the Transferor, the Servicer or any Originator and (b) with respect to which, it has not had any credit rating assigned by any of Moody’s, Standard Poor’s or A.M. Best Company, Inc. to it reduced by two or more ratings “notches” since the time any Credit Insurance Policy written by such Credit Insurer became Eligible Credit Insurance hereunder; provided, that, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrative Agent may elect (in its sole discretion) to treat such syndicate as a single insurer and apply a weighted average credit rating.

“Eligible Foreign Obligor” an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country other than the United States of America that is not a Sanctioned Country.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Governmental Authority; (iii) not a Sanctioned Person; (iv) (A) not subject to any Insolvency Proceeding or (B) the Obligor of an Eligible Chapter 11 Receivable; (v) not an Affiliate of the Borrower, the Servicer, the Transferor, the Parent or any Originator; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vii) not a natural person and (viii) not a material supplier to any Originator, the Transferor or an Affiliate of a material supplier (in each case, unless consented to in writing by the Administrative Agent and the Majority Lenders);

(b) for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account (or so long as the Exception Account Conditions are then satisfied, an Exception Account) in the United States of America;

(d) that does not have a due date which is more than 90 days after the original invoice date of such Receivable;

(e) that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s or Transferor’s business;

(f) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) (i) that has been transferred by an Originator to the Transferor pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met and (ii) that has been transferred by the Transferor to the Borrower pursuant to the Sale and Contribution Agreement with respect to which transfer all conditions precedent under the Sale and Contribution Agreement have been met;

(h) that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator or the Transferor in connection with the creation of such Receivable, the execution, delivery and performance by such Originator or Transferor of the related Contract or the assignment thereof under each applicable Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(j) that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator or the Transferor or (or any assignee of such Originator or the Transferor or ) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator or the Transferor to cause such Originator or the Transferor to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;

(k) that satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(l) that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(m) in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority) and that payments thereon are free and clear of any withholding or other Tax;

(n) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(o) that (x) constitutes an “account” or “general intangible” (as defined in the UCC), and (y) is not evidenced by instruments or chattel paper;

(p) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(q) for which no Originator, the Transferor, the Borrower, the Parent nor the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(r) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Borrower or the Transferor and the related goods or merchandise shall have been shipped and/or services performed;

(s) that either (i) has been billed or invoiced or (ii) is an Eligible Unbilled Receivable;

(t) that represents amounts that have been recognized as revenue by the related Originator or the Transferor in accordance with GAAP;

(u) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(v) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(w) that is not a Law Change Receivable;

(x) that if an [***] Receivable, an [***] Receivables Ineligibility Period is not then continuing;

(y) that if a [***] Receivable, a [***] Receivables Ineligibility Period is not then continuing; and

(z) that if a [***] Receivable, a [***] Receivables Ineligibility Period is not then continuing.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable for which the related coal has been shipped to the Obligor thereof within the last 60 days.

“Equity Interests” of any Person shall mean (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” shall mean, at any relevant time, any trade or business (whether or not incorporated) under common control with the Borrower, the Transferor or an Originator within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates from a Multiemployer Plan or notification to the Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or experienced a mass withdrawal within the meaning of Section 4219 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, respectively; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates is informed that any Multiemployer Plan to which Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates contributes is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA or (i) the failure by the Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or a failure by the Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Exception Account” means the deposit account maintained at PNC in the name of Core Sales, LLC (f/k/a Core Sales, Inc.) with the following account number: 1082061214.

“Exception Account Conditions” means, as of any date of determination, the satisfaction of each of the following: (a) no Event of Default has occurred and is continuing, (b) all Collections on Pool Receivables received in any Exception Account are then being swept directly to a Collection Account no later than one (1) Business Day following receipt and identification thereof pursuant to a zero account balance arrangement or an automatic daily sweep arrangement established with PNC, (c) each Exception Account is maintained at PNC and subject to an Account Control Agreement in favor of the Administrative Agent, (d) no Exception Account is subject to any account control agreement or similar agreement granting (or purporting to grant) any Person (other than the Administrative Agent) “control” (as defined in Section 9-104 of the UCC) over such Exception Account and (e) no amounts other than Collections on Receivables the Obligor of which is Hyundai Steel Company or another Obligor approved in writing by the Administrative Agent in its sole discretion are being deposited in any Exception Account.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a) The excess (if any), calculated for each Obligor, of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have not been billed or invoiced for greater than thirty (30) days but less than sixty-one (61) days, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 50.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Tier 2 Eligible Foreign Obligors, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Tier 1 Eligible Foreign Obligors over (ii) the product of (x) 45.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Collections with respect thereto were deposited in an Exception Account over (ii)(x) 12.50% (or such lesser percentage from time to time designated by the Administrative Agent or any Lender in its sole discretion in a written notice delivered to Borrower and each Lender) multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(g) the sum of (a) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool that have a stated maturity which is more than 45 days but not more than 60 days from the original invoice date of such Eligible Receivables exceeds 35.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool plus (b) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool that have a stated maturity which is more than 60 days after the original invoice date of such Eligible Receivables exceeds 15.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided that, (x) at any time during an Elevated Leverage Period, the Administrative Agent may in its sole discretion, upon ten (10) days’ notice to the Borrower, reduce (including to zero) any percentage threshold set forth in clauses (c), (d) and (g) above. In the event that any other Obligor is or becomes an Affiliate of another Obligor, the “Excess Concentration” (and any component thereof) shall be calculated as if such Obligors were a single Obligor and (y) for purposes of clauses (a),(c) through (g) above, for any Eligible Receivable that is an Insured Receivable, the “Obligor” thereof shall be deemed to be the related Eligible Credit Insurance Provider.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Sections 5.03(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Limit” means $250,000,000 as reduced or increased from time to time pursuant to Section 2.02(e) or 2.02(g), respectively. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Capital plus the LC Participation Amount.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is the Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn that have not been cash collateralized in accordance with the terms hereof, (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Commitment Percentage of the LC Participation Amount with respect to Letters of Credit issued by the LC Bank other than the LC Participation Amount as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning set forth in Section 3.01(i).

“Governmental Authority” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A 2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A 3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2”

by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.

“Guaranty” of any Person means any obligation of such Person to guaranty or in effect guaranty any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit G.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insured Amount” means, with respect to any Insured Receivable, the excess, if any, of (a) the Outstanding Balance of such Receivable, over (b) the total amount of deductibles and coinsurance with respect to a claim in an amount equal to the Outstanding Balance of such Insured Receivable and such other amounts as determined by the Administrative Agent (in its sole and absolute discretion) likely to diminish any recovery for a related claim under the related Eligible Credit Insurance (including, without limitation, fees associated with claims, any discount to present value based on the expected timing of such recovery, other “haircut” amounts based on the likelihood of recovery under the related Eligible Credit Insurance or proportionate reductions in circumstances in which a Credit Insurance Policy is issued by multiple insurers and one or more insurers in the syndicate (considered individually) is not an Eligible Credit Insurance Provider).

“Insured Receivable” means each Receivable of an Obligor for which the Outstanding Balance (when aggregated with each other Receivables owing by such Obligor that was originated prior to such Receivable) is equal to or less than the then-effective maximum amount available for payments established for such Obligor for all claims relating to such Obligor during the related policy period under and pursuant to Eligible Credit Insurance; provided, that no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means, with respect to each Loan or fees payable hereunder, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of such fees, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof), the sum of (A) the Term SOFR Rate during such Interest Period plus (B) the SOFR Adjustment; provided, however, that the “Interest Rate” for each Loan and any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal the sum of 3.00% per annum plus the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interim Report” means each Daily Report and Weekly Report.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“[***] Receivable” means any Receivable the Obligor of which is [***] or any Affiliate thereof.

“[***] Receivables Ineligibility Period” means the period (i) beginning on the date so designated by the Administrative Agent, in consultation with Core, to the Servicer on five (5) Business Days’ written notice and (ii) ending on the date, if any, so designated by the Administrative Agent in consultation with Core.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Law Change Receivable” means a Receivable that arises out of a contractual obligation to either receive a credit for, or reimburse an Originator’s, estimated cost or savings incurred in connection with a change in law or regulation or interpretation of any law or regulation by any Governmental Authority which affects the cost of mining or delivering coal or other services.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Lenders), or such other account as may be so designated as such by the Administrative Agent.

“LC Collateral Account Excess Amount” means, at any time of determination, the amount by which the amount of cash collateral held in the LC Collateral Account at such time exceeds the LC Participation Amount at such time.

“LC Collateral Account Excess Amount Release Conditions” shall mean the Borrower has confirmed in writing to the Administrative Agent satisfaction of each of the following conditions: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from the release of such funds and (ii) no Borrowing Base Deficit exists or would exist after giving effect to the release of such funds.

“LC Fee Expectation” has the meaning set forth in Section 3.01(a)(i).

“LC Issuance” means the issuance, amendment or extension of any Letter of Credit hereunder.

“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.01(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Core, the Transferor or any Originator that is a consolidated subsidiary of Core under generally accepted accounting principles) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197. 61440 et seq. (October 10, 2014).

“Lenders” means PNC, Regions and each other Person that becomes a party to this Agreement in the capacity of a “Lender”.

“Letter of Credit” or “Letters of Credit” has the meaning set forth in Section 3.01(a).

“Letter of Credit Application” means a letter of credit application delivered in connection with Section 3.01(a).

“Lien” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators and the Transferor during the five (5) most recent Fiscal Months, plus (ii) the product of (x) 92.5% by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators and the Transferor during the sixth (6th) most recent Fiscal Month; by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve” means, on any day, an amount equal to: (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Loss Reserve Percentage on such day; provided, that (i) [***] Receivables shall be excluded from each component of the calculations used to determine the Loss Reserve at any time during an [***] Receivables Ineligibility Period, (ii) [***] Receivables shall be excluded from each component of the calculations used to determine the Loss Reserve at any time during a [***] Receivables Ineligibility Period and (iii) [***] Receivables shall be excluded from each component of the calculations used to determine the Loss Reserve at any time during a [***] Receivables Ineligibility Period.

“Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.50, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.

“Majority Lenders” means one or more Lenders (excluding any Defaulting Lender) representing more than 50% of the aggregate Commitments of all Lenders (excluding any Defaulting Lender) (or, if the Commitments have been terminated, have Lenders (excluding any Defaulting Lender) representing more than 50% of the aggregate outstanding Capital held by all the Lenders (excluding any Defaulting Lender)); provided, however, that in no event shall the Majority Lenders include fewer than two (2) Lenders at any time when there are two (2) or more Lenders; provided that so long as Regions is not a Defaulting Lender and Regions’ Commitment Percentage is not less than its Commitment Percentage as of the Closing Date, the Majority Lenders shall be required to include Regions.

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Borrower, the Servicer, the Originators and the Transferor, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a)	the assets, operations, business or financial condition of such Person;

(b) the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document to which such Person is a party, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables;

(d) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or

(e) the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“MEDCO Port Facilities Refunding Revenue Bonds” shall mean those certain 5.00% MEDCO Port Facilities Refunding Revenue Bonds due March 2035 issued pursuant to the MEDCO Port Facilities Refunding Revenue Bonds Indenture in an aggregate principal amount of $102,865,000.

“MEDCO Port Facilities Refunding Revenue Bonds Indenture” shall mean that certain indenture, dated as of March 1, 2025, by and between Maryland Economic Development Corporation and Wilmington Trust, National Association, as trustee.

“Mined Properties” has the meaning set forth in the Purchase and Sale Agreement and the Sale and Contribution Agreement.

“Minimum Dilution Reserve” means, on any day, the amount equal to (a) Net Receivables Pool Balance at such time, multiplied by (b) the Minimum Dilution Reserve Percentage.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Usage Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 75.00% times (ii) the Facility Limit at such time and (b) the Borrowing Base at such time.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Mortgage” means a mortgage or deed of trust in favor of any Person on any real property of any Originator for which all, or any portion thereof, is a location of such Originator’s mining operations or a minehead.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Transferor, any Originator or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination, (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“No Petition Letter” means (a) the letter agreement, dated as of November 30, 2017, among the Administrative Agent, the Credit Agreement Collateral Agent, CONSOL Pennsylvania Coal Company LLC, the Parent and CONSOL Funding LLC, (b) the letter agreement, dated as of November 30, 2017, among the Administrative Agent, the Second Lien Collateral Trustee, CONSOL Pennsylvania Coal Company LLC, the Parent and CONSOL Funding LLC and (c) the letter agreement, dated as of the date hereof, among the Administrative Agent, the Credit Agreement Collateral Agent, the Parent, the Borrower, and the Servicer.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Order” has the meaning set forth in Section 3.01(j).

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators in accordance with the terms thereof.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other Taxes arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment pursuant to Section 14.03(a).

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” means Core Natural Resources, Inc. (f/k/a CONSOL Energy Inc.), a Delaware corporation.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“Participation Advance” has the meaning set forth in Section 3.01(c)(ii).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PEDFA Solid Waste Disposal Facility Revenue Bonds” shall mean those certain 5.45% PEDFA Solid Waste Disposal Facility Revenue Bonds due March 2035 issued pursuant to the PEDFA Solid Waste Disposal Facility Revenue Bonds Indenture in an aggregate principal amount of $97,560,000.

“PEDFA Solid Waste Disposal Facility Revenue Bonds Indenture” shall mean that certain indenture, dated as of March 1, 2025, by and between Pennsylvania Economic Development Financing Authority and Wilmington Trust, National Association, as trustee.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or the Section 412 of the Code, which is sponsored or maintained by Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates or to which Borrower, the Transferor, any Originator or any of their respective ERISA Affiliates has any liability.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the sum of (x) aggregate outstanding Capital of all Loans being funded by such Lender at such time, plus (y) such Lender’s Pro Rata LC Share of the LC Participation Amount at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the sum of (x) aggregate outstanding Capital of all Loans at such time, plus (y) the LC Participation Amount at such time.

“Performance Guarantor” means the Parent.

“Performance Guaranty” means the Fifth Amended and Restated Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Lien” means (i) any Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) and (ii) any bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash on deposit in a Collection Account to the extent such Liens are not terminated pursuant to an Account Control Agreement; provided, however, that no Lien that could (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect shall constitute a Permitted Lien.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PINACLE” means PNC’s PINACLE® credit management service and any and all services and systems provided or used in connection therewith, and any similar or replacement electronic credit administration services implemented by PNC.

“PINACLE Agreement” means a separate written agreement between Borrower and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Pro Rata LC Share” shall mean, as to any Lender, a fraction, the numerator of which equals the Commitment of such Lender at such time and the denominator of which equals the aggregate of the Commitments of all Lenders at such time. For purposes of this definition, no Commitment shall be deemed to have been reduced or terminated solely due to the occurrence of the Termination Date.

“Purchase and Sale Agreement” means the Third Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Transferor, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Termination Date” has the meaning set forth in the Purchase and Sale Agreement.

“Purchase and Sale Termination Event” means a “Purchase and Sale Termination Event” or a “Sale and Contribution Termination Event” under any Sale Agreement.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Transferor, or the Borrower (as assignee of an Originator or the Transferor), whether constituting an account, as-extracted collateral, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Sale and Contribution Agreement prior to the Termination Date.

“Reduction Notice” means a letter in substantially the form of Exhibit B hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(d).

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, re-fund, repay, prepay, redeem, replace, defease or retire, or to issue other indebtedness in exchange or re-placement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings. With respect to the CONSOL BMT Bonds, the CONSOL CRDA Bonds and the Arch Tax Exempt Bonds, the term “Refinance” shall not preclude any indebtedness issued to refinance or replace the CONSOL BMT Bonds, the CONSOL CRDA Bonds or the Arch Tax Exempt Bonds merely because it is not incurred concurrently, but rather at a later date.

“Regions” means Regions Bank.

“Register” has the meaning set forth in Section 14.03(b).

“Reimbursement Obligation” has the meaning set forth in Section 3.01(c)(i).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Borrower’s, the Transferor’s and each Originator’s interest in any goods (including returned goods), and documents of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the Borrower’s, the Transferor’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e) all of the Borrower’s and Core’s rights, interests and claims under the Sale Agreements and the other Transaction Documents.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in violation of any Anti-Terrorism Law.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.

“Representatives” has the meaning set forth in Section 14.06(c).

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Restricted Subsidiary” shall mean any Subsidiary of the Parent designated as a “Restricted Subsidiary” from time to time under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of November 28, 2017, by and among Parent, as borrower, each of the guarantors thereunder, the lenders thereunder, PNC Bank, National Association, as administrative agent, PNC Bank, National Association, as collateral agent and the joint lead arrangers and joint bookrunners party thereto.

“Sale Agreements” means the Purchase and Sale Agreement and the Sale and Contribution Agreement.

“Sale and Contribution Agreement” means the Third Amended and Restated Sale and Contribution Agreement, dated as of the Closing Date, between the Transferor and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Sales Agency Agreement” means the Customer Relations and Marketing Services Agreement, dated as of July 25, 2025, among Core Sales, LLC (f/k/a Core Sales, Inc.) and the Originators from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” shall mean a country, territory or region subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means July 27, 2028.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Lien Collateral Trustee” means UMB Bank, N.A., in its capacity as collateral agent for the holders of second lien notes issued on November 13, 2017, by the Parent.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Core Parties, contingent or otherwise, which finance the working capital and business needs of the Core Parties incurred in the ordinary course of business.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax with respect thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a term of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event, (d) the Purchase and Sale Termination Date, (e) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e) and (f) the Early Amortization Date.

“Threshold Amount” means (a) with respect to the Borrower, $18,600, and (b) with respect any other Person, $65,000,000.

“Tier 1 Eligible Foreign Obligor” means an Eligible Foreign Obligor that is organized in or that has a head office (domicile), registered office, and/or chief executive office located in any country (other than the United States) that has a long-term foreign currency rating of at least “BBB-” by S&P and “Baa3” by Moody’s.

“Tier 2 Eligible Foreign Obligor” means an Eligible Foreign Obligor that is not a Tier 1 Eligible Foreign Obligor.

“Total Reserves” means, at any time of determination, an amount equal to the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the sum of (x) the Loss Reserve, plus (y) the Dilution Reserve and (ii) the sum of (x) the Minimum Dilution Reserve plus (y) the Concentration Reserve.

“Transaction Documents” means this Agreement, each Sale Agreement, the Account Control Agreements, the Fee Letter, the Performance Guaranty, the Sales Agency Agreement, any No Petition Letter and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transferor” has the meaning set forth in the Sale and Contribution Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weekly Report” has the meaning set forth in Section 8.01(c)(iii) to this Agreement.

“Withholding Agent” means the Borrower, the Servicer and the Administrative Agent.

“WVEDA Solid Waste Disposal Facility Revenue Bonds” shall mean those certain 5.45% WVEDA Solid Waste Disposal Facility Revenue Bonds due March 2035 issued pursuant to the WVEDA Solid Waste Disposal Facility Revenue Bonds Indenture in an aggregate principal amount of $106,355,000.

“WVEDA Solid Waste Disposal Facility Revenue Bonds Indenture” shall mean that certain indenture, dated as of March 1, 2025, by and between West Virginia Economic Development Authority and Wilmington Trust, National Association, as trustee.

“[***] Receivable” means any Receivable the Obligor of which is [***] or any Affiliate thereof.

“[***] Receivables Ineligibility Period” means the period (i) beginning on either (x) the date so designated by the Administrative Agent to the Servicer on five (5) Business Days’ written notice or (y) beginning on the date determined in accordance with Section 10.01(f) upon the Servicer’s designation of an [***] Receivables Ineligibility Period; provided, that no such date shall be designated by the Administrative Agent if less than 25% of the [***] Receivables are Delinquent Receivables at such time (based on Outstanding Balance) and (ii) ending on the date, if any, so designated by the Administrative Agent in consultation with Core.

“Yield Reserve” means, at any time, the product of (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Yield Reserve Percentage.

“Yield Reserve Percentage” means at any time of determination:

1.50 x DSO x (BR + SFR)
360

where:

BR	=	the Base Rate at such time;

DSO	=	the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

SECTION 1.03. Benchmark Replacement Notification. Section 2.05 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

SECTION 1.04. Conforming Changes Relating to the Term SOFR Rate or Daily Simple SOFR. With respect to the Term SOFR Rate or Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender, severally and not jointly, agrees to make Loans to the Borrower on a revolving basis, ratably in accordance with its Commitment, from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i) the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii) the sum of (A) the Capital of such Lender, plus (B) such Lender’s Pro Rata LC Share of the LC Participation Amount, would exceed the Commitment of such Lender at such time; or

(iii) the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time.

SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent in the form of a Loan Request attached hereto as Exhibit A; provided that, at any time when PNC (or an Affiliate thereof) is the Administrative Agent and the Borrower has entered into a PINACLE Agreement, then any request for a Loan made by the Borrower using PINACLE shall constitute a Loan Request.

Each such request for a Loan shall be made no later than (x) in the case of a Loan Request made pursuant to PINACLE, 4:00 p.m. Eastern Time on the proposed date of such Loan, or (y) in the case of any other Loan Request, 12:00 noon (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000), (ii) other than for a Loan Request made pursuant to PINACLE, the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b) On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

(c) Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d) The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders (i) on any Business Day if, at such time, (A) PNC (or an Affiliate thereof) is the Administrative Agent, (B) Borrower has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 4:00 p.m. Eastern Time on any day shall be deemed to have been made on the next occurring Business Day, or (ii) upon same-day written notice by delivering to the Administrative Agent a Reduction Notice in the form attached hereto as Exhibit B no later than 12:00 noon Eastern Time on the proposed Business Day of such prepayment (it being understood that any such request made after such time shall be deemed to have been made on the next occurring Business Day); provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple of $100,000, (ii) the Borrower shall not provide any Reduction Notice or corresponding notice through PINACLE as contemplated above, and no such Reduction Notice or corresponding notice through PINACLE shall be effective, if after giving effect thereto the Aggregate Capital plus the LC Participation Amount would be an amount less than the Minimum Usage Threshold; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero, and (iii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date.

(e) The Borrower may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced.

(f) In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of its Commitment and (B) all other outstanding Borrower Obligations with respect to such reduction

(determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction by paying such amounts to the Lenders.

(g) So long as no Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Lender, the Borrower may request an increase in the Facility Limit at any time following the Closing Date, to an amount not to exceed $275,000,000; provided that each request of an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent and the Lenders) shall specify the time period within which the Lenders and the Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Lenders). Each Lender shall notify the Borrower and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to the Facility Limit. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in the Facility Limit. If the Facility Limit is increased in accordance with this clause (g), the Administrative Agent, the Lenders, the Borrower and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents agreed to by such parties to document such increase and any corresponding increase in the Commitments of each Lender, it being understood and agreed that the Administrative Agent or any Lender may request any of (x) resolutions approving or consenting to such Facility Limit increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrower and the Servicer and (z) such other documents, agreements and opinions reasonably requested by such Lender or the Administrative Agent. If the Facility Limit is increased in accordance with this clause (g), any corresponding increase in Commitments shall first be offered to PNC in the amount of the increase in Facility Limit. If PNC (A) does not agree to such increase in its Commitment, (B) does not confirm its consent to increase its Commitment within ten (10) Business Days following the date the Facility Limit is increased or (C) agrees to increase its Commitment in an amount less than the increase in the Facility Limit, then the Region’s Commitment may be increased in the remaining amount of the Facility Limit in Region’s sole discretion.

SECTION 2.03. Interest and Fees.

(a) On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, Lenders, the LC Bank and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letters”); provided, however, that any Defaulting Lender’s right to receive Unused Fees as described in the Fee Letters shall be subject to the terms of Section 2.06.

(b) The Capital of each Lender shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest and Fees accrued during each Interest Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04. Records of Loans and Participation Advances. Each Lender shall record in its records, the date and amount of each Loan and Participation Advance made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

SECTION 2.05. SOFR Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs. If, on or prior to the first day of an Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to the Term SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions); or

(ii) any Lender determines that for any reason that the Term SOFR Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lender of funding such Lender’s Loans, and such Lender has provided notice of such determination to the Administrative Agent;

then the Administrative Agent shall have the rights specified in Section 2.05(c).

(b) Illegality. If at any time any Lender shall have determined that the making, maintenance or funding of any Loan accruing interest by reference to the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 2.05(c).

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 2.05(a), the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 2.05(b), such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Loan accruing interest by reference to the Term SOFR Rate shall be suspended (to the extent of the affected Interest Rate or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

If at any time the Administrative Agent makes a determination under Section 2.05(a), (A) if the Borrower has delivered a Loan Request for an affected Loan that has not yet been made, such Loan Request shall be deemed to request a Base Rate Loan, (B) any outstanding affected Loans shall be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event has occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section 2.05:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof)

that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section 2.05(d).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

1)	the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

2)

the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available

Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.05(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.05(d) titled “Benchmark Replacement Setting.”

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 2.06. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Majority Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to any set off right shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on any amounts owing by such Defaulting Lender to the LC Bank hereunder; third, to cash collateralize the LC Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.04; fourth, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the LC Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.04; sixth, to the payment of any amounts owing to the Lenders or LC Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the LC Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of any Loans or Participation Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Participation Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and Participation Advances owed to, such Defaulting Lenders until such time as all Loans and funded and unfunded Participation Advances are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.06(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Fees relating to unused Commitments for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees based on its LC Participation Amount for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 5.04.

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Participation Advance that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s Participation Advance shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Capital of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under Law, cash collateralize the LC Bank’s Fronting Exposure in accordance with the procedures specified in Section 5.04.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and LC Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.06(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, LC Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto and the provisions set forth in Section 2.06(a)(iv).

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.01. Letters of Credit.

(a) Issuance of Letters of Credit. The Borrower may at any time prior to the Termination Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Core Party or any Subsidiary or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the LC Bank may specify from time to time by no later than 10:00 a.m. (New York City time) at least five (5) Business Days, or such shorter period as may be agreed to by the LC Bank, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). The requesting Borrower shall authorize and direct the LC Bank to name the Borrower, the Transferor, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the LC Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the LC Bank will provide the Administrative Agent with a copy thereof.

(i) Unless the LC Bank has received notice from any Lender, the Administrative Agent or any Core Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6.02 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 3.01, the LC Bank or any of the LC Bank’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the date which is 364 days after the Termination Date. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 6.02 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable LC Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, if any Letters of Credit are outstanding and undrawn on the Termination Date, then on such date, the Borrower shall cause the LC Collateral Account to be fully funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the sum of (i) the LC Participation Amount, plus (ii) 105% of all related fees accrued and to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).

(ii) Notwithstanding Section 3.01(a)(i), the LC Bank shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Bank from issuing the Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Bank shall prohibit, or request that the LC Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the LC Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the LC Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or law request or directive, shall impose upon the LC Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Bank in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the LC Bank applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the LC Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the LC Bank (in its sole discretion) with the Borrower or such Lender to eliminate the LC Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.06(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Borrower Obligations as to which the LC Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b) Letter of Credit Fees. The Borrower shall pay such fees as set forth in the Fee Letters relating to the Letters of Credit. The Borrower shall also pay to the LC Bank for the LC Bank’s sole account the LC Bank’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the LC Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Commitment Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Borrower and the Administrative Agent of such request. The Borrower shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to 12:00 noon (New York City time), on the next Business Day following each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Such Reimbursement Obligation shall be satisfied by the Borrower (x) first, by the remittance by the Administrative Agent to the LC Bank of any available amounts then on deposit in the LC Collateral Account and (y) second, by the remittance by or on behalf of the Borrower to the LC Bank of any other funds of the Borrower then available for disbursement. In the event the Borrower fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon (New York City time) on the Drawing Date (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each Lender thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to clause (i) above make available to the LC Bank an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing (a “Participation Advance”), whereupon the Lenders shall each be deemed to have made a Loan to the Borrower in that amount and the Lenders’ respective outstanding Loans shall be increased accordingly. If any Lender so notified fails to make available to the LC Bank the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each Lender of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause (ii). Each Lender’s obligation to make Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

(d)	Repayment of Participation Advances.

(i) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Borrower (A) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any Lender has made a Participation Advance to the LC Bank or (B) in payment of Interest on the Loan(s) (or Capital thereof) made or deemed to have been made in connection with any such Participation Advance, the LC Bank will pay to each Lender, ratably (based on the amount of Participation Advances funded by each such Lender in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any Participation Advance made by any Lender.

(ii) If the LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Commitment Percentage of any amounts so returned by the LC Bank plus interest at the Overnight Bank Funding Rate, from the date the payment was first made to such Lender through, but not including, the date the payment is returned by such Lender.

(e) Documentation. Each Core Party agrees to be bound by the terms of the LC Bank’s application and agreement for letters of credit and the LC Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Core Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Core Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f) Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances: any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the LC Bank or any of its Affiliates, the Borrower, the Servicer, an Originator, the Transferor, the Performance Guarantor or any other Person for any reason whatsoever, or which any Core Party may have against the LC Bank or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(i) the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a Credit Extension, it being acknowledged that such conditions (including those set forth in Article VI) are not required for the making of Participation Advances hereunder;

(ii) any lack of validity or enforceability of any Letter of Credit;

(iii) any claim of breach of warranty that might be made by any Core Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Core Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Core Party or Subsidiaries of an Core Party and the beneficiary for which any Letter of Credit was procured);

(iv) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the LC Bank or any of its Affiliates has been notified thereof;

(v) payment by the LC Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vi) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(vii) any failure by the LC Bank or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the LC Bank has received written notice from such Borrower of such failure within three (3) Business Days after the LC Bank shall have furnished such Borrower and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(viii) any Material Adverse Effect;

(ix) any breach of this Agreement or any other Transaction Document by any party thereto;

(x) the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower, the Performance Guarantor, any Originator, the Transferor or any Affiliate thereof;

(xi) the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;

(xii) the fact that the Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) LC Collateral Account. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets from time to time on deposit therein or credited thereto. Interest or profits, if any, on such money or other assets shall accumulate in the LC Collateral Account. Moneys or other assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the LC Bank for each drawing under a Letter of Credit and to pay accrued and unpaid fees and expenses of the LC Bank in respect of each Letter of Credit. If an LC Collateral Account Excess Amount exists and the LC Collateral Account Excess Amount Release Conditions are satisfied, the Borrower may, on two (2) Business Days’ written notice to the Administrative Agent, request that the Administrative Agent transfer such LC Collateral Account Excess Amount to an account designated by the Borrower. Following the occurrence of the Final Payout Date, any remaining amounts on deposit in the LC Collateral Account shall be distributed to the Borrower for its own account.

(i) Indemnity. In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Lender, each other related Credit Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, the LC Bank, any Lender, any other related Credit Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(j) Liability for Acts and Omissions. As between the Borrower, on the one hand, and the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank, the Lenders or any other Credit Party shall be responsible for, including any losses or damages to any Core Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any Lender or any other Credit Party or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties, as applicable, including any acts or omissions of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s or its Affiliates rights or powers hereunder. In no event shall the Administrative Agent, the LC Bank, the Lenders, or the other Credit Parties or their respective Affiliates be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties and each of their respective Affiliates (i) may rely on any oral or other communication believed in good faith by the LC Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank or its Affiliates under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank or its Affiliates under any resulting liability to the Borrower, any Credit Party or any other Person.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent), which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are actually received by the Servicer or the Borrower or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Sale and Contribution Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees through the end of the most recently-ended Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii) second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest and Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest and Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date: (I) first, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0) and (II) second, to the LC Collateral Account, in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Borrowing Base Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date: (I) first, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time and (II) second, to the LC Collateral Account (A) the amount necessary to reduce the Adjusted LC Participation Amount to zero ($0) and (B) an amount equal to the LC Fee Expectation at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv) fourth, [reserved];

(v) fifth, (A) first, to cash collateralize any Fronting Exposure in accordance with Section 5.04, if any, and (B) second, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(vi) sixth, the balance, if any, to be paid to the Borrower for its own account.

(b) All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties) and the LC Bank hereunder shall be paid or distributed to the Administrative Agent. The Administrative Agent, upon its receipt of any such payments or distributions, shall distribute such amounts to the applicable Lenders, the LC Bank, Affected Persons and the Borrower Indemnified Parties ratably; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts to the applicable Lenders, the LC Bank, Affected Persons and the Borrower Indemnified Parties in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof.

(c) If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d) For the purposes of this Section 4.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, the Transferor, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Borrower or any Affiliate of the Borrower, the Transferor, an Originator or any Affiliate of an Originator, the Transferor or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall within two (2) Business Days pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall within two (2) Business Days pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d)(i) and (ii) are herein referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than 12:00 noon (New York City time) on the day when due in same day funds to the account so designated from time to time by such Person.

(b) Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c) All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any Letter of Credit or participation therein or (B) affecting its obligations or rights to make Loans or issue or participate in Letters of Credit;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Credit Party hereunder, (B) funding or maintaining any Loan or issuing or participating in, any Letter of Credit (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan or issuing or participating in, any Letter of Credit, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any lending office of such Credit Party or such Credit Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such

Credit Party’s holding company, if any, in each case, as a consequence of this Agreement or any other Transaction Document, the Commitments of such Credit Party or the Loans made by, or participations in any Letter of Credit held by, such Credit Party, or any Letter of Credit issued by the LC Bank, to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Credit Party, the Borrower will pay to such Credit Party, such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

(d) Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Credit Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.02. [Reserved].

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Credit Party will promptly notify Borrower (with a copy to the Administrative Agent) of any event of which it has knowledge, which will entitle such Credit Party to compensation pursuant to this Section 5.03, provided that failure of any Credit Party to provide notice hereunder shall not constitute a waiver of such right to indemnification to the extent such failure does not materially and adversely affect Borrower. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Credit Party, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Credit Party if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of their its Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) a Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Lender) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable):

(1) in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of Internal Revenue Service Form W-8ECI;

(3) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4) to the extent such Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, or Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04. Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the LC Bank (with a copy to the Administrative Agent) the Borrower shall cash collateralize the LC Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.06(a)(iv) and any cash collateral provided by such Defaulting Lender), if any, in an amount not less than 105% of the Fronting Exposure with respect to such Defaulting Lender at such time (determined after giving effect to Section 2.06(a)(iv) and any cash collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Bank, a first priority security interest in all such cash collateral deposited in the LC Collateral Account as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Participation Amounts, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Bank as herein provided, or that the total amount of such cash collateral is less than 105% of the Fronting Exposure at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 5.04 or Section 2.06 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Participation Amounts (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the LC Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 5.04 and shall be returned to the Person that provided such cash collateral the following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Bank that there exists excess cash collateral; provided that, subject to Section 2.06, the Person providing cash collateral and the LC Bank may agree that such cash collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 5.05. Security Interest.

(a) As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to any Credit Party, Borrower Indemnified Party and/or Affected Person to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes, LC Collateral Account, Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes, LC Collateral Account and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale Agreements, (vi) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter of credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) in the case of a Loan, the Borrower shall have delivered to the Administrative Agent a Loan Request for such Loan, and in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent and the LC Bank, a Letter of Credit Application for such LC Issuance, in each case, in accordance with Section 2.02(a) or Section 3.01(a), as applicable;

(b) the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports required to be delivered hereunder;

(c) the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii) and Section 3.01(a), as applicable, shall be satisfied;

(d) on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii) no Borrowing Base Deficit exists based on the data provided as of the most recent Information Package or Interim Report required to be delivered under this Agreement by the Administrative Agent (provided that Borrower may elect to provide a more recent Interim Report which the Administrative Agent may rely on in its sole discretion in determining whether this clause (iii) is satisfied);

(iv) no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(v) the Termination Date has not occurred;

(vi) the Aggregate Capital plus the LC Participation Amount exceeds the Minimum Usage Threshold; and

(vii) with respect to each Lender, the sum of such Lender’s outstanding Capital plus such Lender’s Commitment Percentage of the LC Participation Amount, does not exceed such Lender’s Commitment.

SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest and Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b) the Borrower shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Sale and Contribution Agreement; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Release;

(iv) the Termination Date has not occurred; and

(v) the Aggregate Capital plus the LC Participation Amount exceeds the Minimum Usage Threshold.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which a Credit Extension shall have occurred:

(a) Organization and Good Standing. The Borrower is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Borrower is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.

(j) Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Borrower is located at 275 Technology Drive, Suite 101, Canonsburg, PA 15317-9565. The legal name of the Borrower is Core Receivable Company, LLC (f/k/a Arch Receivable Company, LLC).

(k) Investment Company Act; Volcker Rule. The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l) Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Administrative Agent copies of audited combined year-end financial statements of the

Parent as of December 31, 2023 and December 31, 2022 and for the fiscal years then ended (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by management of the Parent and its Subsidiaries, are correct and complete in all material respects and fairly represent the combined financial condition of the Parent and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied.

(ii) Financial Projections. The Borrower has delivered to the Administrative Agent financial projections (including balance sheets and statements of operation and cash flows) for the period 2025 through 2029 (broken out on an annual basis) derived from various assumptions of the Parent’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions; it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s control, and that no assurance can be given that the Financial Projections will be realized.

(iii) Accuracy of Financial Statements. Neither the Parent nor any of its Subsidiaries has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any of its Subsidiaries that would reasonably be expected to cause a Material Adverse Effect. Since December 31, 2024, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(m) Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, LC Requests, Letter of Credit Applications, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(n) Sanctions and Anti-Terrorism Laws; Anti-Corruption Laws.

(i) No Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Borrower, any employees or agents of any Covered Entity, is a Sanctioned Person, and (ii) no Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Borrower, any employees or agents of any Covered Entity, either in its own right or through any third party, (x) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (y) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (z) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(ii) No Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Borrower, any employees or agents of any Covered Entity, are doing business in violation of any Anti-Corruption Laws.

(o) Mortgages Covering As-Extracted Collateral. There are no mortgages that are effective as financing statements covering as-extracted collateral that constitutes Collateral and that name any Originator or the Transferor or (or, if such Originator or the Transferor is not the “record owner” of the underlying property, any “record owner” with respect to such as-extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

(p) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.

(ii) The Receivables constitute “accounts” (including, without limitation, “accounts” constituting “as-extracted collateral”) or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) (A) the sale and contribution of the Receivables and Related Security from each Originator to the Transferor pursuant to the Purchase and Sale Agreement, (B) the sale and transfer of Receivables and Related Security from the Transferor to the Borrower pursuant to the Sale and Contribution Agreement and (C) the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien pursuant to Section 303(k) or 4068 of ERISA, or tax lien filings against the Borrower.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q) The Lock-Boxes and Collection Accounts.

(i) Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each Lock-Box and Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(iii) Perfection. The Borrower has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(r) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(s) Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(v) Taxes. The Borrower has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP or could not reasonably be expected to have a Material Adverse Effect.

(w) Tax Status. Except in the event that the Intended Tax Treatment is not respected, the Borrower (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

(x) Opinions. The facts regarding the Borrower, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y) Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(z) Liquidity Coverage Ratio. The Borrower has not issued any LCR Securities, and the Borrower is a consolidated subsidiary of Core under GAAP.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which a Credit Extension shall have occurred:

(a) Organization and Good Standing. The Servicer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g) No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Applicable Law. The Servicer (i) shall duly satisfy in all material respects all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.

(i) Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, LC Requests, Letter of Credit Applications, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(j) Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 275 Technology Drive, Suite 101, Canonsburg, PA 15317-9565.

(k) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m) Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator, the Transferor or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p) Financial Statements.

(i) Historical Statements. The Servicer has delivered to the Administrative Agent copies of audited combined year-end financial statements of the Parent as of December 31, 2023 and December 31, 2022 and for the fiscal years then ended (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by management of the Parent and its Subsidiaries, are correct and complete in all material respects and fairly represent the combined financial condition of the Parent and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied.

(ii) Financial Projections. The Servicer has delivered to the Administrative Agent financial projections (including balance sheets and statements of operation and cash flows) for the period 2025 through 2029 (broken out on an annual basis) derived from various assumptions of the Parent’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions; it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s control, and that no assurance can be given that the Financial Projections will be realized.

(iii) Accuracy of Financial Statements. Neither the Parent nor any of its Subsidiaries has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any of its Subsidiaries that would reasonably be expected to cause a Material Adverse Effect. Since December 31, 2024, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r) Sanctions and Anti-Terrorism Laws; Anti-Corruption Laws.

(i) No Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Servicer, any employees or agents of any Covered Entity, is a Sanctioned Person, and (ii) no Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Servicer, any employees or agents of any Covered Entity, either in its own right or through any third party, (x) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (y) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (z) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(ii) No Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Servicer, any employees or agents of any Covered Entity, are doing business in violation of any Anti-Corruption Laws.

(s) Mortgages Covering As-Extracted Collateral. There are no mortgages that are effective as financing statements covering as-extracted collateral that constitutes Collateral and that name any Originator or the Transferor (or, if such Originator or the Transferor is not the “record owner” of the underlying property, any “record owner” with respect to such as-extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP or could not reasonably be expected to have a Material Adverse Effect.

(v) Opinions. The facts regarding the Servicer, and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a) Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b) Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c) Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i) Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii) [Reserved]

(iii) Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, that at any time upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender a report substantially in the form of Annex J-1 (each, a “Weekly Report”) no later than the second Business Day of each calendar week as of the most recently completed calendar week and, provided, further, that at any time, upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender a report substantially in the form of Annex J-2 (each, a “Daily Report”) on each Business Day as of the date that is one Business Day prior to such date.

(iv) [Reserved].

(v) Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request.

(vi) Quarterly Financial Statements of Parent. As soon as available and in any event within 45 calendar days after the end of each of the first three fiscal quarters in each fiscal year, (i) financial statements of the Parent, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Financial Officer or Treasurer of the Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and (ii) a management’s discussion and analysis of financial condition and results of operations for each period for which financial statements are delivered pursuant to clause (i) above.

(vii) Annual Financial Statements of Parent. As soon as available and in any event within 90 days after the end of each fiscal year of the Parent, (i) financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent and (ii) a management’s discussion and analysis of financial condition and results of operations for each fiscal year for which financial statements are delivered pursuant to clause (i) above. The certificate or report of accountants shall have no explanation statement as to “going concern” or similar matter or the scope of such audit, in each case, other than any “going concern” qualification or explanation resulting solely from a maturity scheduled to occur within twelve months of such audit of any Class of Loans or Commitments under the Revolving Credit Agreement, the CONSOL BMT Bonds, the CONSOL CRDA Bonds, the Arch Tax Exempt Bonds, the WVEDA Solid Waste Disposal Facility Revenue Bonds, the MEDCO Port Facilities Refunding Revenue Bonds, PEDFA Solid Waste Disposal Facility Revenue Bonds, any Refinancing of the foregoing or a Qualified Receivables Transaction. For purposes of this clause (vii), unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the Revolving Credit Agreement as in effect on the Closing Date; provided, however, if after the Closing Date, any term used herein (including all defined terms used within such terms) is amended or modified, then for all purposes of this clause (u), such term shall automatically and without further action on the part of any Person, be deemed to be also so amended or modified, if at the time of such amendment or modification, (i) Administrative Agent and Lenders (or Affiliates thereof) representing at least 66-2/3% of the aggregate Commitments of all Lenders hereunder are parties to the Revolving Credit Agreement and have consented to such amendment or modification and (ii) such amendment or modification is consummated in accordance with the terms of the Revolving Credit Agreement.

(viii) Other Reports and Filings. Reports or other information required to be delivered pursuant to Section 8.01(c)(vi) and Section 8.01(c)(vii) shall be deemed to have been delivered on the date on which such report or other information is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting and delivery requirements of Section 8.01(c)(vi) and Section 8.01(c)(vii).

(d) Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding on the Borrower, the Servicer, the Performance Guarantor, the Transferor or any Originator, which with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. At least thirty (30) days before any change in any Originator’s, the Transferor’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Transferor, the Servicer, any Originator or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator or the Transferor that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator or the Transferor accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of the Borrower, the Servicer, the Performance Guarantor, the Transferor or any Originator.

(ix) Credit Agreement Obligor. No later than the effective date of any joinder of the Servicer, Transferor or any Originator as a “Loan Party” under the Revolving Credit Agreement, notice of the same along with copies of any UCC financing statements or mortgages to be filed in connection therewith.

(e) Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f) Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g) Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent, the LC Bank or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with three (3) days’ prior written notice (i) permit the Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only two (2) reviews pursuant to clause (i) above and only one (1) such review pursuant to clause (ii) above, in each case, in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h) Payments on Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator and the Transferor and to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to (A) a Collection Account or a Lock-Box or (B) so long as each of the Exception Account Conditions are then satisfied, an Exception Account. The Borrower shall, and shall cause each Originator to, remit all Collections received in any Exception Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Borrower (or the Servicer on its behalf) will, and will cause each Originator and the Transferor and to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Transferor and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer, the Transferor or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account; provided that any Collections received in an Exception Account shall be directly transferred to a Collection Account no later than one (1) Business Day following receipt thereof. The Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrower shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will not, and will not permit the Servicer, the Transferor, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Borrower shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k) Change in Credit and Collection Policy. The Borrower will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l) Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than the Transferor or an Originator. The Borrower shall provide the Administrative Agent with at least 30 days’ prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m) Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator and the Transferor to so identify its master data processing records with such a legend.

(o) Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in any material respect in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, the Transferor, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent and the Lenders, the Borrower will not (and will not permit any Originator, the Transferor or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in the Borrower’s Certificate of Formation and Limited Liability Company Agreement).

(r) Restricted Payments. (i) Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in the following way: the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than zero.

(iii) The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s) Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind or cause or permit to be issued for its account any letters of credit (excluding, for the avoidance of doubt, Letters of Credit issued hereunder) or bankers’ acceptances other than pursuant to this Agreement or (iii) form any Subsidiary or make any investments in any other Person.

(t) Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents, and (ii) other legal and valid purposes.

(u) Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements (including as-extracted collateral), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii) The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii) The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv) The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v) Sanctions and Anti-Terrorism Laws; Anti-Corruption Laws. The Borrower covenants and agrees that:

(i) No Covered Entity, nor to the knowledge of the Borrower, any directors, officers or employees of any Covered Entity, will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, nor to the knowledge of the Borrower, any of a Covered Entity’s directors, officers or employees, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Loans or Letters of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or in any manner that would cause a violation of the Anti-Terrorism Laws by any party to this Agreement, (c) the funds used to repay the Capital will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects and (e) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(ii) No part of the proceeds of any Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(w) Liquidity Coverage Ratio. The Borrower shall not issue any LCR Security.

(x) Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than zero.

(y) Borrower’s Tax Status. Except in the event that the Intended Tax Treatment is not respected, the Borrower will remain an entity wholly-owned by a United States person (within the meaning of Section 7701(a)(30) of the Code) and will not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(z) Other Additional Information. The Borrower will provide to the Administrative Agent and each Lender such information and documentation as may reasonably be requested by the Administrative Agent and each Lender from time to time for purposes of compliance by the Administrative Agent and each Lender with applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Lender to comply therewith.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i) Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than 90 days after the close of the Parent’s fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that to its knowledge no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 45 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that to its knowledge no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii) Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, that at any time upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender a Weekly Report no later than the second Business Day of each calendar week as of the most recently completed calendar week and; provided, further, that at any time, upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender a Daily Report on each Business Day as of the date that is one Business Day prior to such date.

(iii) Annual Collateral Verification. Not later than November 30, 2025 and thereafter each year, at the time of delivery of compliance certificates pursuant to Section 8.02(a)(i), the Servicer shall deliver to the Administrative Agent an officer’s certificate (A) either confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 8.02(a)(iii) and/or identifying such changes, or (A) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in such certificate or pursuant to clause (A) above to the extent necessary to protect and perfect the security interests under the Transaction Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(iv) Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request.

(v) Quarterly Financial Statements of Parent. As soon as available and in any event within 45 calendar days after the end of each of the first three fiscal quarters in each fiscal year, (i) financial statements of the Parent, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Financial Officer or Treasurer of the Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and (ii) a management’s discussion and analysis of financial condition and results of operations for each period for which financial statements are delivered pursuant to clause (i) above.

(vi) Annual Financial Statements of Parent. As soon as available and in any event within 90 days after the end of each fiscal year of the Parent, (i) financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent and (ii) a management’s discussion and analysis of financial condition and results of operations for each fiscal year for which financial statements are delivered pursuant to clause (i) above. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) or explanation statement as to “going concern” or similar matter or the scope of such audit, in each case, other than any “going concern” qualification or explanation resulting solely from a maturity scheduled to occur within twelve months of such audit of any Class of Loans or Commitments under the Revolving Credit Agreement, the CONSOL BMT Bonds, the CONSOL CRDA Bonds, the Arch Tax Exempt Bonds, any Refinancing of the foregoing or a Qualified Receivables Transaction. For purposes of this clause (vii), unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the Revolving Credit Agreement as in effect on the Closing Date; provided, however, if after the Closing Date, any term used herein (including all defined terms used within such terms) is amended or modified, then for all purposes of this clause (u), such term shall automatically and without further action on the part of any Person, be deemed to be also so amended or modified, if at the time of such amendment or modification, (i) Administrative Agent and Lenders (or Affiliates thereof) representing at least 66-2/3% of the aggregate Commitments of all Lenders hereunder are parties to the Revolving Credit Agreement and have consented to such amendment or modification and (ii) such amendment or modification is consummated in accordance with the terms of the Revolving Credit Agreement; provided, further, that at any time, upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Parent shall furnish or cause to be furnished to the Administrative Agent and each Lender a report substantially in the form of Annex J-2 (each, a “Daily Report”) on each Business Day as of the date that is one Business Day prior to such date.

(vii) Other Reports and Filings. Reports or other information required to be delivered pursuant to Section 8.02(a)(v) and Section 8.02(a)(vi) shall be deemed to have been delivered on the date on which such report or other information is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting and delivery requirements of Section 8.02(a)(v) and Section 8.02(a)(vi).

(b) Notices. The Servicer will notify the Administrative Agent, the LC Bank and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. At least thirty (30) days before any change in any Originator’s, the Transferor’s, or the Borrower’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator, the Transferor or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator or the Transferor that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator or the Transferor accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Transferor, the Servicer, the Performance Guarantor, the Transferor or the Borrower.

(c) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation or limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent, the LC Bank or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only two (2) reviews pursuant to clause (i) above and only one (1) such review pursuant to clause (ii) above, in each case, in any twelve-month period unless an Event of Default has occurred and is continuing.

(f) Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to (A) a Collection Account or a Lock-Box or (B) so long as each of the Exception Account Conditions are then satisfied, an Exception Account. The Servicer shall, and shall cause each Originator to remit all Collections received in any Exception Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Transferor and the Originators. If any payments on the Pool Receivables or other Collections are received by the

Borrower, the Servicer, the Transferor or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account; provided that any Collections received in an Exception Account shall be directly transferred to a Collection Account no later than one (1) Business Day following receipt thereof. The Servicer shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(k) Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(l) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Borrower, the Transferor, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m) Further Assurances; Change in Name or Jurisdiction of Origination, etc.

(i) The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements (including as-extracted collateral filings), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii) Additional Mortgages Under Credit Agreement. The Servicer shall (and shall cause each applicable Originator to) (x) provide written notice promptly, and in any event within 30 days, to the Borrower, the Administrative Agent and each Lender of each new Mortgage or amendment or modification of an existing Mortgage under any credit agreement covering as-extracted collateral and (y) file or record all amendments and/or releases to such new, amended or modified Mortgages necessary to release and remove of record any such security interest, lien or other interest of the related grantee or beneficiary in the Receivables, Contracts and Related Security, in each case in form and substance satisfactory to the Administrative Agent.

(n) Sanctions and Anti-Terrorism Laws; Anti-Corruption Laws. The Servicer covenants and agrees that:

(i) No Covered Entity, nor to the knowledge of the Servicer, any directors, officers or employees of any Covered Entity, will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, nor to the knowledge of the Servicer, any of a Covered Entity’s directors, officers or employees, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Loans or Letters of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or in any manner that would cause a violation of the Anti-Terrorism Laws by any party to this Agreement, (c) the funds used to repay the Capital will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects and (e) the Servicer shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(ii) No part of the proceeds of any Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(o) Mining Operations and Mineheads. The Servicer shall (and shall cause each applicable Originator to) promptly, and in any event within 5 Business Days of any change, deletion or addition to the location of any Originator’s Mined Properties or mineheads set forth on Schedule VI to the Purchase and Sale Agreement, (i) notify the Administrative Agent of such change, deletion or addition, (ii) cause the filing or recording of such financing statements and amendments and/or releases to financing statements, mortgages or other instruments, if any, necessary to preserve and maintain the perfection and priority of the ownership and security interests of the Transferor, Consol, Borrower and the Administrative Agent in the Collateral pursuant to the Purchase and Sale Agreement, the Sale and Contribution Agreement and this Agreement, in each case in form and substance satisfactory to the Administrative Agent and (iii) deliver to the Administrative Agent an updated Schedule VI to the Purchase and Sale Agreement reflecting such change, deletion or addition.

(p) Borrower’s Tax Status. Except in the event that the Intended Tax Treatment is not respected, the Servicer shall not take or cause any action to be taken that could result in the Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(q) The Servicer will provide to the Administrative Agent and each Lender such information and documentation as may reasonably be requested by the Administrative Agent and each Lender from time to time for purpose of compliance by the Administrative Agent and each Lender with applicable laws (including without limitation the Patriot Act and other “know your custom” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Lender to comply therewith.

SECTION 8.03. Separate Existence of the Borrower. The Borrower hereby acknowledges that the Secured Parties and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Transferor, the Servicer, the Performance Guarantor and their Affiliates. Therefore, the Borrower shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Transferor, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Transferor, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Borrower shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its Certificate of Formation to: (i) purchasing or otherwise acquiring from the Transferor, owning, holding, collecting, granting security interests or selling interests in, the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c) Independent Manager. Not fewer than one member of the Borrower’s board of directors (the “Independent Manager”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Manager of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Manager of the Borrower or an independent director or manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director or manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor, the Transferor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).

The Borrower’s Limited Liability Company Agreement shall provide that: (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Borrower, the Parent, the Performance Guarantor, the Transferor, any Originator, the Servicer or any of their respective Affiliates.

(d) Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e) Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f) Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool. The Borrower will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h) Operating Expenses. The Borrower’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, the Transferor, any Originator or any Affiliate thereof.

(i) Stationery. The Borrower will have its own separate stationery.

(j) Books and Records. The Borrower’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators, the Transferor and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(k) Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Transferor and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the assets of the Borrower are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliate thereof.

(l) Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliates thereof.

(m) Corporate Formalities. The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Subsidiaries or other Affiliates thereof. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.

(n) Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor the Servicer, the Parent, the Performance Guarantor, the Transferor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower, the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Allocation of Overhead. To the extent that Borrower, on the one hand, and the Servicer, the Parent, the Performance Guarantor, the Transferor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

SECTION 8.04. Separate Existence of the Borrower. The Servicer hereby acknowledges that the Secured Parties and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Transferor, the Servicer, the Performance Guarantor and their Affiliates. Therefore, from and after the date of execution and delivery of this Agreement, the Servicer will not take any action that would cause the Borrower to violate the “separateness covenants” set forth in Section 8.03 above.

ARTICLE IX

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Core (in accordance with this Section 9.01) of the designation of a new Servicer, Core is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed Core or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, Core agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Core shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) Core acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Lender have relied on Core’s agreement to act as Servicer hereunder. Accordingly, Core agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders.

(d) The Servicer may delegate its duties and obligations hereunder to any sub-servicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent and each Credit Party shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation.

SECTION 9.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators and the Transferor and , it being understood that the Servicer does not guaranty the collection of any Receivable. The Servicer shall set aside, for the accounts of each Credit Party, the amount of Collections to which each such Credit Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators and the Transferor, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) [Reserved]

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Collection Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default or the Early Amortization Date, the Administrative Agent may, and upon the direction of any Lender, shall, at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Default:

(i) the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) notify the Collection Account Banks that the Borrower and the Servicer will no longer have any access to the Collection Accounts;

(v) the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and

(vi) the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement, the Transferor under the Sale and Contribution Agreement or the Performance Guarantor under the Performance Guaranty.

(b) The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Borrower.

(a) Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer, the Transferor or any Originator thereunder.

(b) Core hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Core shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Core conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Core its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a) Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b) If the Servicer ceases to be Core or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

SECTION 9.07.Credit Insurance Policies.

(a) At all times while (x) the Borrower is maintaining any Credit Insurance Policy, (y) any Pool Receivable is being reported in any Information Package or Daily Report as an Insured Receivable or (z) any Pool Receivable is being included in the Net Receivables Pool Balance as an Insured Receivable:

(i) The Borrower shall maintain the Credit Insurance Policy with respect thereto in full force and effect;

(ii) the Borrower shall pay all premiums and other amounts due by the Borrower from time to time under such Credit Insurance Policy when due in accordance with the terms thereof;

(iii) the Borrower and the Servicer shall refrain from taking any action or omitting to take any action which could reasonably be expected to prejudice or limit the Borrower’s or the Administrative Agent’s rights to payment under such Credit Insurance Policy with respect to the Pool Receivables insured thereby;

(iv) the Borrower and the Servicer shall enforce the obligations of the applicable Credit Insurer under such Credit Insurance Policy;

(v) the Borrower and the Servicer shall maintain all records and documents that may be necessary to make claims for reimbursement under such Credit Insurance Policy;

(vi) the Borrower shall, and the Servicer shall cause the Borrower to, perform all its other obligations under such Credit Insurance Policy in accordance with the terms thereof (including, without limitation, delivering information regarding the relevant Pool Receivables and notices of insolvency with respect to Obligors when required pursuant to the terms of such Credit Insurance Policy);

(vii) the Borrower and Servicer shall advise promptly the Administrative Agent of any payment the Borrower receives directly under any Credit Insurance Policy, any denial of coverage under any such policy, any cancelation of such policy or any other information received in connection with any such policy which is material to the payment of any claim thereunder;

(viii) Neither the Borrower nor Servicer shall amend, modify or waive (or consent to any such amendment, modification or waiver of) any provision of any Credit Insurance Policy without the consent of the Administrative Agent; and

(ix) The Borrower and Servicer shall deliver any additional instruments, certificates and documents, provide such other information and take such other actions as may be necessary or desirable, in the reasonable opinion of the Administrative Agent, to give further assurances of any of the rights granted or provided for herein or under any Credit Insurance Policy (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products as may be requested by the insurer thereunder).

(b) If the Borrower fails to pay any premium or other amount due under any Credit Insurance Policy, the Administrative Agent may (in its discretion) pay such premium or other amount from the Purchased Assets or from its own funds in order to keep such Credit Insurance Policy in force. Any amount so paid by the Administrative Agent from its own funds shall constitute an Insured Amount payable by the Borrower to the Administrative Agent hereunder.

(c) As to any Insured Receivables only, in the event that any Obligor defaults on the payment of any of its Pool Receivables, becomes subject to an Insolvency Proceeding or becomes subject to any other event that gives rise to a claim for reimbursement under a Credit Insurance Policy, the Borrower and the Servicer shall, promptly (but not later than the later of (x) twenty (20) Business Days after such event or (y) the first date on which such a claim may be filed pursuant to the terms of such Credit Insurance Policy), file a claim for such reimbursement (with a copy thereof to the Administrative Agent) in accordance with the terms of such Credit Insurance

Policy and shall take any other actions required under the terms of such Credit Insurance Policy to obtain such reimbursement (including, without limitation, providing the applicable Credit Insurer with itemized statements, invoices, bills of lading, purchase orders, summaries of collections efforts, evidence of debt or other documentation that may be required under the terms of such Credit Insurance Policy). The Borrower and the Servicer shall cause any amounts paid by a Credit Insurer under any Credit Insurance Policy to be paid directly to a Collection Account to be applied as a Collection in accordance with the terms of this Agreement.

(d) In the event that a Credit Insurer pays a claim under a Credit Insurance Policy with respect to a Pool Receivable and the Borrower is required to subrogate it rights, claims, guaranties, security, collateral or defenses to such Credit Insurer in respect of such Pool Receivable, the Borrower shall (and the Servicer shall cause Borrower to) so subrogate such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Credit Insurance Policy. Simultaneously with receipt of such a payment in a Collection Account and upon such subrogation, the Administrative Agent shall be automatically deemed to have released to the Borrower any ownership or security interest it may have hereunder (on behalf of itself and the Lenders) in such rights, claims, guaranties, security, collateral or defenses so subrogated, to the extent necessary to permit such subrogation and shall execute such documents to evidence the same as shall be reasonably requested by the Borrower, in each case at the sole expense of the Borrower; provided, however, that the Administrative Agent shall not be deemed to have released any such ownership or security interest it may have in related rights under such Credit Insurance Policy (including, without limitation, any right of the Borrower to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables).

(e) If any Credit Insurance Policy ceases to be Eligible Credit Insurance, the Borrower and the Servicer shall furnish to the Administrative Agent written notice thereof, together with a statement of the actions the Borrower plans to take to remedy such situation, if any, promptly but not later than five (5) Business Days thereafter.

(f) Any Collections received by the Administrative Agent pursuant to the Credit Insurance Policy (including as an additional insured thereunder) shall be distributed in accordance with the priority of payments set forth in Section 4.1.

(g) Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Servicer be responsible for the payment of any premiums or other amounts due to any Credit Insurer under any Credit Insurance Policy.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) (i) the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe in any material respect any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii), (iii) or (iv) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the earlier of (x) a responsible officer of the Borrower, the Transferor, such Originator, the Performance Guarantor or the Servicer, as applicable, has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Borrower, the Transferor, such Originator, the Performance Guarantor or the Servicer, as applicable, (ii) the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days, (iii) Core shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed or (iv) any breach of Sections 7.01(n), 7.02(r), 8.01(v) or 8.02(n);

(b) any representation or warranty made or deemed made by the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the earlier of (x) a responsible officer of the Borrower, the Transferor, such Originator, the Performance Guarantor or the Servicer, as applicable, has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Borrower, the Transferor, such Originator, the Performance Guarantor or the Servicer, as applicable;

(c) the Borrower or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d) this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(e) the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f) (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 2.00%, (B) the Delinquency Ratio shall exceed 3.00% or (C) the Dilution Ratio shall exceed 3.00%, (ii) the Delinquency Ratio shall exceed 5.00%, (iii) the Default Ratio shall exceed 2.50%; or (iv) the Days’ Sales Outstanding shall exceed 45 days; provided, that solely for purposes of this clause (f), [***] Receivables shall be excluded from each component of the calculations used to determine compliance with the tests relating to the Default Ratio, the Delinquency Ratio and Days’ Sales Outstanding set forth in this clause (f) unless and until the Administrative Agent delivers fifteen (15) days’ notice to the Servicer that [***] Receivables shall be included in such calculations; provided, however that within ten (10) days of receiving such notice from the Administrative Agent, the Servicer may deliver written notice to the Administrative Agent designating that an [***] Receivables Ineligibility Period shall begin on such date designated by the Administrative Agent pursuant to the preceding proviso and, during the continuation of such [***] Receivables Ineligibility Period, [***] Receivables shall continue to be excluded from the calculations described above; provided, further that solely for purposes of this clause (f), [***] Receivables shall be excluded from each component of the calculations used to determine compliance with the tests relating to the Default Ratio, the Delinquency Ratio and Days’ Sales Outstanding set forth in this clause (f) during the continuation of a [***] Receivables Ineligibility Period; provided, further that solely for purposes of this clause (f), [***] Receivables shall be excluded from each component of the calculations used to determine compliance with the tests relating to the Default Ratio, the Delinquency Ratio and Days’ Sales Outstanding set forth in this clause (f) during the continuation of a [***] Receivables Ineligibility Period.

(g) a Change in Control shall occur;

(h) a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i) (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Transferor, the Transferor, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest owing under the Revolving Credit Agreement, or on any of its Debt that is outstanding in a principal amount of at least the Threshold Amount in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph) and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such

Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof or (v) the occurrence of any “Event of Default” under and as defined in the Revolving Credit Agreement;

(j) the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty and such failures remains unremedied for ten (10) Business Days after the earlier of (x) a responsible officer of the Performance Guarantor has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Performance Guarantor;

(k) the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Manager on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(l) [reserved];

(m) any Letter of Credit is drawn upon and is not fully reimbursed by the Borrower within two (2) Business Days from the date of such draw;

(n) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Transferor, any Originator or the Parent or (ii) the PBGC shall file a notice of a lien pursuant to Section 4068 of ERISA, or a lien is imposed pursuant to Section 303(k) of ERISA, with regard to any of the assets of the Borrower, the Transferor or any Originator;

(o) the occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Borrower, the Transferor, any Originator, or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(p) clause (b) of the Exception Account Conditions shall cease to be satisfied without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) unless, promptly after the Servicer obtains knowledge thereof, the Servicer shall have delivered a revised Information Package identifying each Receivable the Obligor of which has been instructed to make payments to an Exception Account or made its most recent remittance of Collections to an Exception Account with information sufficient to re-determine the Borrowing Base without such Receivables included as Eligible Receivables;

(q) a Purchase and Sale Termination Event shall occur;

(r) the Borrower shall (x) be required to register as an “investment company” within the meaning of the Investment Company Act or (y) become a “covered fund” under the Volcker Rule;

(s) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing;

(t) one or more judgments or decrees shall be entered against the Borrower, any Originator, the Transferor, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds the applicable Threshold Amount; or

(u) (A) the First Lien Gross Leverage Ratio calculated as of the last day of the most recent fiscal quarter shall exceed 1.50:1.00, (B) the Total Net Leverage Ratio calculated as of the last day of the most recent fiscal quarter shall exceed 2.50:1.00, or (C) the Interest Coverage Ratio calculated as of the last day of the most recent fiscal quarter shall fall below 3.00:1.00. For purposes of this clause (u), unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the Revolving Credit Agreement as in effect on the Closing Date without giving effect to any subsequent amendment, modification or termination thereof;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower, the Servicer, any Sub-Servicer, the Transferor, any Originator or to inspect the property (including the books and records) of the Borrower, the Servicer, any Sub-Servicer, the Transferor or any Originator; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of the Majority Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of a Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.

SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Credit Party. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Transferor, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Credit Party, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the LC Bank and the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the LC Bank and the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11. Erroneous Payments.

(a) If the Administrative Agent notifies a Credit Party or other Secured Party, or any Person who has received funds on behalf of a Credit Party or other Secured Party (any Credit Party, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the

Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Credit Party, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Credit Party or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Credit Party or other Secured Party, or any Person who has received funds on behalf of a Credit Party or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Credit Party or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Credit Party or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).

(c) Each Credit Party or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Credit Party or other Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Credit Party or other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Credit Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Credit Party at any time, (i) such Credit Party shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Credit Party shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Credit Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Credit Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Credit Party and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Credit Party or other Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by Borrower or its Affiliates, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Borrower or its Affiliates for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Borrower.

(a) Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification and (b) Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim. Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i) any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Lien;

(v) the failure to have filed, or any delay in filing, financing statements (including, as-extracted collateral filings), financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi) [reserved];

(vii) any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi) any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) the failure or delay by the Borrower to provide any Obligor with an invoice or other evidence of indebtedness;

(xiii) any setoff with respect to any Pool Receivable;

(xiv) any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xv) the failure by the Borrower to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xvi) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable, the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xviii) any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator, the Transferor, or the Servicer pursuant to this Agreement or any other Transaction Document;

(xix) the use of proceeds of any Credit Extension or the usage of any Letter of Credit;

(xx) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xxi) any failure by the Borrower to pay any premium or other amount when due under the terms of any Credit Insurance Policy, to keep any Credit Insurance Policy in force or to make or perfect any claim for reimbursement under any Credit Insurance Policy; or

(xxii) any insurance premium payments paid by the Administrative Agent on any Credit Insurance Policy in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c) Any indemnification under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a) The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim arising out of the foregoing (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay or financial or credit condition of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract;

(iii) the failure or delay by the Servicer to provide any Obligor with an invoice or other evidence of indebtedness;

(iv) the commingling of Collections of Pool Receivables at any time with other funds;

(v) any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement; or

(vi) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b) Any indemnification under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a) No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the LC Bank and each Credit Party:

(i) change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Eligible Credit Insurance or Net Receivables Pool Balance contained in this Agreement or change the calculation of the Borrowing Base;

(ii) reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii) change any Event of Default;

(iv) release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(v) release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi) change any of the provisions of this Section 14.01 or the definition of “Majority Lenders”; or

(vii) change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Credit Party or delay the dates on which any such Fees are payable, in either case, without the consent of such Credit Party.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Lenders.

(a) Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i) except for an assignment by a Lender to either an Affiliate of such Lender or any other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default or an Unmatured Event of Default has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment;

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement; and

(v) any assignment of a Commitment (or any portion thereof) shall require the consent of the LC Bank (not to be unreasonably withheld or delayed).

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, and the other Credit Parties shall treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, the LC Bank, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(d) Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the LC Bank, the Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Assignments by Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent nor a Lender hereunder, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(g) Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, the LC Bank and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

(h) Addition of New Lenders. Subject to Section 2.02(c), the Borrower may, with the prior written consent of the Administrative Agent and the LC Bank, add additional Persons as Lenders. Each new Lender shall become a party hereto, by executing and delivering to the Administrative Agent, the LC Bank and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto.

(i) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Lender or any of its Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(j) Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, (i) any Lender or any of its Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to a security trustee in connection with the funding by such Person of Loans, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents, (ii) reasonable out-of-pocket fees and expenses (including reasonable Attorney Costs) for the Administrative Agent and the other Credit Parties and any of their respective Affiliates and agents incurred in connection with the administration and maintenance of this Agreement or the protection and enforcement of their rights and remedies under this Agreement or any other Transaction Document and (iii) all reasonable out-of-pocket expenses of any regular employees and agents of the Administrative Agent and the other Credit Parties engaged periodically to perform audits of the Borrower’s books, records and business properties.

SECTION 14.05. No Proceedings; Limitation on Payments. Each of the Servicer, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.

SECTION 14.06. Confidentiality.

(a) [Reserved].

(b) Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential in accordance with the terms of this

Agreement, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d) For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK). Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the LC Bank, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.01(g), 3.01(i), 3.01(j), 5.01, 5.03, 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OF ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 OR ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.01 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 14.13. Limitation of Liability.

(a) No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Transaction Document.

(b) The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The parties hereto have entered into this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Originators, the Transferor, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower, the Originators, the Transferor, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Originators, the Transferor, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff.

(a) Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness owing to such Credit Party (including by any branches or Affiliates of such Credit Party), or held by such Credit Party for the account of, the Borrower against amounts owing by the Borrower hereunder; provided that such Credit Party shall notify the Borrower promptly following such setoff.

(b) Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness owing to such Credit Party (including by any branches or Affiliates of such Credit Party), or held by such Credit Party for the account of, the Servicer against amounts owing by the Servicer hereunder; provided that such Credit Party shall notify the Servicer promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20. Post Closing Covenants.

(a) On or prior to the date that is ten (10) Business Days following the Closing Date (or any such other subsequent date as the Administrative Agent may approve in writing in its sole discretion) the Borrower and the Servicer shall provide to the Administrative Agent (i) evidence that all Mortgages outstanding which encumber any Collateral have been amended to release such Collateral, in form and substance reasonably acceptable to the Administrative Agent and (ii) an executed Letter Agreement re Pledge of SPV Interests by and among PNC, as collateral agent under the Revolving Credit Agreement, the Borrower, the Servicer, the Parent and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

(b) On or prior the date that is five (5) Business Days following the Closing Date, the Borrower and the Servicer shall provide an update via email to counsel to the Administrative Agent as to the progress as of such date with respect to the completion of the requirements set out in clause (a) above.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CORE RECEIVABLE COMPANY, LLC (F/K/A ARCH RECEIVABLE COMPANY, LLC)

By:	/s/ Rosemary L. Klein
Name:	Rosemary L. Klein
Title:	Vice President and Secretary

CORE SALES, LLC (F/K/A CORE SALES, INC.), as the Servicer

By:	/s/ Rosemary L. Klein
Name:	Rosemary L. Klein
Title:	Vice President and Secretary

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Deric Bradford
Name:	Deric Bradford
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as LC Bank

By:	/s/ Deric Bradford
Name:	Deric Bradford
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Deric Bradford
Name:	Deric Bradford
Title:	Senior Vice President

S-2	Receivables Financing Agreement

REGIONS BANK, as a Lender

By:	/s/ Mimi Bulow
Name:	Mimi Bulow
Title:	Assistant Vice President

S-3	Receivables Financing Agreement